Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023
Diluted earnings per share	$0.87	$1.38
Net Income	$2,319,000	$3,697,000
Return on average common equity	7.99%	14.22%
Return on average assets	0.76%	1.25%

Millersburg, Ohio – January 24, 2025 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2024 net income of $2,319,000, or $0.87 per basic and diluted share, as compared to $3,697,000, or $1.38 per basic and diluted share, for the same period in 2023. For the twelve-month period ended December 31, 2024 net income totaled $10,012,000 compared to $14,756,000 for the same period last year, a decrease of 32%.

Credit loss provision expense for the quarter increased $2.1 million from fourth quarter 2023 and $6.6 million for the comparable twelve-month period. As previously identified in the prior two quarters, court liquidation of a commercial lending relationship totaling $7.1 million continues; the credit has been charged down by $6.2 million. The bank holds priority liens with the court holding approximately $413 thousand in auction proceeds from equipment and trucks, net of expenses, which will be applied to the loan balances when released. The commercial real estate loan has been charged down to an estimated auction liquidation value after several months of being listed. The court appointed receiver obtained auction values of the premises and the bank continues to move through the court system to schedule the remaining real estate liquidation. The court receiver expenses, and outside legal expenses are currently expensed.

Eddie Steiner, President and CEO stated, “Overall the loan pipeline was noticeably subdued during fourth quarter as borrowers awaited more clarity on the economy, interest rates, and post-election adjustments in fiscal policy. Net loan balances increased 5.1% during 2024, and the Company’s pre-provision net revenue totaled $19.4 million, up 2.9%. The large single relationship in court liquidation accounted for over 85% of the Company’s provision expense and has been charged down to less than $1 million comprised of real estate and cash held by the court receiver. Shareholders’ equity increased by 6.4% in 2024 to $115 million on December 31.”

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 7.99% and 0.76%, respectively, compared with 14.22% and 1.25% for the fourth quarter of 2023. For the twelve-month period ended December 31, 2024 ROE and ROA were 8.96% and 0.85% as compared to 14.69% and 1.27% for the comparable period in 2023.

Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $5.1 million during the quarter, an increase of $370 thousand, or 8%, from the prior year’s fourth quarter. Net interest income increased $221 thousand, or 2%, noninterest income increased $102 thousand, or 6%, and noninterest expense declined $47 thousand, or less than 1%, in the fourth quarter of 2024 compared to the same period in 2023.

The allowance for expected credit losses amounted to $7.6 million, or 1.03% of total loans, on December 31, 2024, as compared to $6.6 million or 0.94% of total loans on December 31, 2023. The allowance for credit losses on off-balance sheet commitments on December 31, 2024 was $524 thousand, as compared to a December 31, 2023 balance of $736 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities with no meaningful loss expectation on these securities.

Loan interest income including fees increased $728 thousand, or 7%, during fourth quarter 2024 as compared to the same quarter in 2023. The increase was primarily the result of a $37 million volume increase, augmented by a 13 basis point (“bp”) increase in quarter over prior quarter yield. Securities interest income decreased $126 thousand, or 6%, during the fourth quarter 2024 compared to the same quarter 2023 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for fourth quarter 2024 averaged 5.77%, an increase of 13 bp from the 2023 fourth quarter average of 5.64%, while overnight funds and securities yields for fourth quarter 2024 averaged 4.81% and 2.24%, respectively, compared to 5.54% and 2.19% in the fourth quarter 2023.

Interest expense rose $662 thousand, or 21%, during fourth quarter 2024 as compared to fourth quarter 2023. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve during March 2022 through May 2023, followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the fourth quarter 2024 was 1.32% as compared to 1.12% for the fourth quarter of 2023.

The fully-taxable equivalent (“FTE”) (a non-GAAP measure) net interest margin was 3.33% compared to 3.36% for the fourth quarter 2023. Compared to the 2023 fourth quarter, FTE net interest income increased $222 thousand, or 2%, reflecting increasing interest income with a $38 million increase in average earning assets as well as a 17 bp increase in the yield on assets. The higher interest rate environment coupled with the continued mix shift into loans from securities primarily drove the increase in earnings from assets, which was partially offset by higher average interest-bearing liabilities and a 25 bp higher cost of funds. Tax equivalency effect on net interest margin was 0.01% in fourth quarter 2024 and 2023.

Noninterest income increased $102 thousand, or 6%, compared to fourth quarter of 2023. The increase was primarily the result of a $47 thousand increase in earnings on bank owned life insurance, a $24 thousand increase in trust and brokerage fees, an increase of $17 thousand in debit card interchange fees, an $11 thousand increase in gain on sale of mortgage loans to the secondary market, and a $7 thousand increase in the unrealized gain or loss on equity securities held. Offsetting decreases were recognized in service charges related to deposit overdraft fees and credit card fees.

Noninterest expense decreased $47 thousand, or less than 1%, from fourth quarter 2023. Salary and employee benefits decreased $119 thousand, or 3%, compared to the prior year quarter, with decreases in incentive compensation and profit sharing. Marketing and public relation costs decreased $37 thousand, or 22%, with lesser spent. Financial institutions tax increased $25 thousand, or 13%, with higher capital levels. Software expense increased $23 thousand, or 5%. Occupancy and equipment expense increased $18 thousand, and $17 thousand, respectively, with increasing costs of maintenance contracts and repair. The Company’s fourth quarter efficiency ratio decreased to 54.7% compared to 56.7% in the prior year.

Federal income tax expense was $526 thousand in the 2024 fourth quarter compared to $912 thousand in the 2023 fourth quarter. The effective tax rate for the 2024 and 2023 fourth quarter was 18% and 20%, respectively.

Average earning assets for the 2024 fourth quarter increased $38 million, or 3%, from the year-ago quarter, primarily reflecting a $37 million, or 5%, increase in average loans, a $28 million, or 8%, decrease in average securities, and a $30 million, or 71%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $24 million, or 5%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $10 million, or 6%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $3 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $1.5 million, or 9%, versus the same quarter of the prior year. Commercial loan demand leveled out during fourth quarter, with households and businesses alike preferring to limit borrowing until the election provides some clarity as to tax rates and inflation.

Nonperforming loans were $1.7 million, or 0.23%, of total loans on December 31, 2024, compared to $396 thousand, or 0.06% of total loans, a year ago. Delinquent loan balances as of December 31, 2024, increased to 0.40% of total loans as compared to 0.22% on December 31, 2023. The remaining $914 thousand nonperforming balances of the identified commercial relationship mentioned above, account for 0.12% of the 0.22% nonperforming loan balances, and 0.12% of the 0.40% delinquent total loans at December 31, 2024. Net loan charge-offs recognized during fourth quarter 2024 were $1.9 million, or 1% of average loans annualized, compared to fourth quarter 2023 net loan recoveries of $5 thousand. The net charge-off dollars were fully attributable to the previously identified commercial relationship. Management has no estimate of future recovery of charged-off dollars related to the relationship in court liquidation.

Average deposit balances increased on a quarter over prior year quarter comparison by $38 million, or 4%. For the fourth quarter 2024, the average cost of deposits amounted to 1.39%, as compared to 1.16% for the fourth quarter 2023. Fourth quarter 2024 increases in average deposit balances over the prior year quarter included money market accounts of $28 million and time deposits of $58 million. Noninterest-bearing accounts decreased $12 million from the prior year’s fourth quarter while savings and interest-bearing demand accounts declined $36 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2024 decreased by $10 million, or 29%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $115 million on December 31, 2024, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 9.52% for the quarter ended December 31, 2024, and 8.80% for the quarter ended December 31, 2023. The Company declared a fourth quarter dividend of $0.40 per share, producing an annualized yield of 4.2% based on December 31, 2024 closing price of $38.30.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of December 31, 2024. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio. A loan production office was opened in Medina, Ohio on March 20, 2024.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$9,599	$9,248	$8,959	$9,190	$9,377	$36,996	$36,274
Provision for credit loss expense	2,290	700	2,889	1,152	156	7,031	442
Noninterest income	1,780	1,809	1,741	1,772	1,678	7,102	6,744
Noninterest expenses	6,211	6,422	5,814	6,142	6,258	24,589	24,060
FTE adjustment(a)	33	34	34	42	32	143	133
Net income	2,319	3,145	1,615	2,933	3,697	10,012	14,756
Basic and Diluted earnings per share	0.87	1.18	0.61	1.10	1.38	3.76	5.51

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.76%	1.05%	0.56%	1.02%	1.25%	0.85%	1.27%
Return on average common equity (ROE), annualized	7.99	11.14	5.89	10.84	14.22	8.96	14.69
Net interest margin FTE(a)	3.33	3.26	3.28	3.37	3.36	3.31	3.32
Efficiency ratio	54.68	58.17	54.22	56.00	56.67	55.77	55.95
Number of full-time equivalent employees	166	175	173	172	168

MARKET DATA
Book value per common share	$43.33	$43.25	$41.43	$41.11	$40.43
Period-end common share market value	38.30	38.50	39.00	40.00	37.54
Market as a % of book	88.39%	89.02%	94.14%	97.30%	92.85%
Price-to-earnings ratio	10.19	9.02	8.88	7.78	6.81
Average basic common shares outstanding	2,654,073	2,661,474	2,664,485	2,665,277	2,671,086	2,661,308	2,679,902
Average diluted common shares outstanding	2,654,073	2,661,474	2,664,485	2,665,277	2,671,086	2,661,308	2,679,902
Period end common shares outstanding	2,650,089	2,659,324	2,663,924	2,664,683	2,669,938
Common stock market capitalization	$101,498	$102,384	$103,893	$106,587	$100,229

ASSET QUALITY
Gross charge-offs	$1,937	$4,095	$274	$88	$15	$6,394	$112
Net (recoveries) charge-offs	1,928	4,008	246	74	(5)	6,256	(130)
Allowance for credit losses	7,595	7,224	10,587	7,136	6,607
Nonperforming assets (NPAs)	1,719	3,371	6,683	361	396
Net charge-off (recovery) / average loans ratio	1.05%	2.20%	0.14%	0.04%	0.00%	0.87%	(0.02)%
Allowance for credit losses / period-end loans	1.03	1.00	1.47	1.00	0.94
NPAs/loans and other real estate	0.23	0.47	0.93	0.05	0.06
Allowance for credit losses / nonperforming loans	445	214	158	1,979	1,667

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.28%	9.16%	9.09%	9.10%	8.79%
Average equity to assets	9.52	9.43	9.49	9.38	8.80
Average equity to loans	15.80	15.54	15.37	15.43	14.87
Average loans to deposits	68.50	68.99	70.54	69.78	67.47

AVERAGE BALANCES
Assets	$1,211,960	$1,191,037	$1,161,533	$1,160,661	$1,172,324	$1,181,417	$1,158,286
Earning assets	1,145,031	1,127,405	1,097,706	1,097,704	1,107,002	1,117,067	1,093,182
Loans	730,413	723,129	717,105	705,294	693,779	719,028	666,793
Deposits	1,066,229	1,048,214	1,016,569	1,010,745	1,028,207	1,035,558	1,017,983
Shareholders' equity	115,430	112,352	110,219	108,837	103,164	111,722	100,452

ENDING BALANCES
Assets	$1,191,500	$1,209,181	$1,167,315	$1,156,245	$1,178,689
Earning assets	1,121,675	1,134,786	1,104,404	1,097,703	1,109,171
Loans	737,641	719,602	721,916	710,822	701,404
Deposits	1,044,887	1,070,531	1,023,835	1,010,115	1,027,427
Shareholders' equity	114,835	115,008	110,368	109,555	107,939

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2024	2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$21,287	$24,463
Interest-bearing deposits with banks	52,222	39,614
Total cash and cash equivalents	73,509	64,077
Securities
Available-for-sale, at fair-value	125,434	140,080
Held-to-maturity	204,309	226,279
Equity securities	266	259
Restricted stock, at cost	1,520	1,535
Total securities	331,529	368,153

Loans held for sale	283	-
Loans	737,641	701,404
Less allowance for credit losses	7,595	6,607
Net loans	730,046	694,797

Premises and equipment, net	14,069	13,002
Goodwill	4,728	4,728
Bank owned life insurance	28,225	25,410
Accrued interest receivable and other assets	9,111	8,522
TOTAL ASSETS	$1,191,500	$1,178,689

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$281,358	$301,697
Interest-bearing	763,529	725,730
Total deposits	1,044,887	1,027,427

Short-term borrowings	25,683	35,843
Other borrowings	1,266	1,754
Accrued interest payable and other liabilities	4,829	5,726
TOTAL LIABILITIES	1,076,665	1,070,750
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2024 and 2023	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	103,105	97,297
Treasury stock at cost - 330,513 shares in 2024
and 310,664 shares in 2023	(8,294)	(7,532)
Accumulated other comprehensive loss	(8,420)	(10,270)
TOTAL SHAREHOLDERS' EQUITY	114,835	107,939
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,191,500	$1,178,689

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Years ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Interest and dividend income:
Loans, including fees	$10,580	$9,852	$41,539	$35,707
Taxable securities	1,826	1,936	7,315	7,803
Nontaxable securities	78	94	342	399
Other	868	587	2,405	2,107
Total interest and dividend income	13,352	12,469	51,601	46,016
Interest expense:
Deposits	3,717	3,015	14,404	9,499
Other	69	109	344	376
Total interest expense	3,786	3,124	14,748	9,875
Net interest income	9,566	9,345	36,853	36,141
Provision for credit loss expense	2,290	156	7,031	442
Net interest income, after provision
for credit loss expense	7,276	9,189	29,822	35,699
Noninterest income
Service charges on deposit accounts	284	285	1,156	1,209
Trust services	268	244	1,219	1,013
Debit card interchange fees	545	528	2,115	2,107
Credit card fees	159	166	643	701
Earnings on bank owned life insurance	229	182	814	702
Gain on sale of loans	66	55	281	161
Unrealized gain (loss) on equity securities	20	13	8	15
Other	209	205	866	836
Total noninterest income	1,780	1,678	7,102	6,744
Noninterest expenses
Salaries and employee benefits	3,442	3,561	13,623	13,673
Occupancy expense	300	282	1,172	1,138
Equipment expense	214	197	863	792
Professional and director fees	405	398	1,565	1,471
Software expense	446	423	1,709	1,651
Marketing and public relations	129	166	561	549
Debit card expense	187	188	755	682
Financial institutions tax	216	191	864	767
FDIC insurance expense	142	134	538	514
Other expenses	730	718	2,939	2,823
Total noninterest expenses	6,211	6,258	24,589	24,060
Income before income taxes	2,845	4,609	12,335	18,383
Federal income tax provision	526	912	2,323	3,627
Net income	$2,319	$3,697	$10,012	$14,756
Net income per share:
Basic and diluted	$0.87	$1.38	$3.76	$5.51

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	December 31,
(Dollars in thousands)	2024	2023
Net interest income	$9,566	$9,345
Taxable equivalent adjustment[1]	33	32
Net interest income, FTE	$9,599	$9,377
Net interest margin	3.32%	3.35%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.33%	3.36%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	December 31,
(Dollars in thousands)	2024	2023
Pre-Provision Net Revenue (PPNR)
Net interest income	$9,566	$9,345
Total noninterest income	1,780	1,678
Total revenue	11,346	11,023

Less: Noninterest expense	6,211	6,258

PPNR (Non-GAAP)	$5,135	$4,765

TANGIBLE EQUITY

(Unaudited)	December 31,	December 31,
(Dollars in thousands)	2024	2023
Total Shareholders' Equity (GAAP)	$114,835	$107,939
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$110,107	$103,211